Exhibit 10.9

Execution Copy

Hotel: Orlando SpringHill Suites and Orlando Fairfield Inn & Suites (Construction)

PURCHASE CONTRACT

between

GROVE STREET ORLANDO, LLC (“SELLER”)

AND

APPLE EIGHT HOSPITALITY, INC.

(“BUYER”)

Dated: September 26, 2007

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8.17	Environmental	21
8.18	Property Agreements	21
8.19	Subdivision	22

ARTICLE IX	CONDITIONS FOR CLOSING	22

9.1	Buyer’s Conditions for Closing	22
9.2	Seller’s Conditions for Closing	23

ARTICLE X	CLOSING AND CONVEYANCE	24

10.1	Closing	24
10.2	Seller’s Deliveries	24
10.3	Buyer’s Deliveries	25

ARTICLE XI	COSTS	26

11.1	Seller’s Costs	26
11.2	Buyer’s Costs	26

ARTICLE XII	ADJUSTMENTS	26

12.1	Adjustments	26
12.2	Reconciliation and Final Payment	27
12.3	Employees	27

ARTICLE XIII	CASUALTY AND CONDEMNATION	28

13.1	Risk of Loss; Notice	28
13.2	Buyer’s Termination Right	28
13.3	Procedure for Closing	28

ARTICLE XIV	DEFAULT REMEDIES	29

14.1	Buyer Default	29
14.2	Seller Default	29
14.3	Attorney’s Bees	29

ARTICLE XV	NOTICES	30

ARTICLE XVI	MISCELLANEOUS	31

16.1	Performance	31
16.2	Binding Effect; Assignment	31
16.3	Entire Agreement	31
16.4	Governing Law	31
16.5	Captions	31
16.6	Confidentiality	31
16.7	Closing Documents	31
16.8	Counterparts	31
16.9	Severability	31
16.10	Interpretation	32
16.1 1	(Intentionally Omitted)	32
16.12	Further Acts	32
16.13	Joint and Several Obligations	32
16.14	(Intentionally Omitted)	32
16.15	Title to Property	32

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EXHIBITS AND SCHEDULES:

Exhibit A	Legal Description
Exhibit B	(Intentionally Omitted)
Exhibit C	(Intentionally Omitted)
Exhibit D	(Intentionally Omitted)
Exhibit E	Environmental Reports
Exhibit F	(Intentionally Omitted)
Exhibit G	Escrow Agreement
Exhibit H	Construction Warranty
Exhibit I	(Intentionally Omitted)
Exhibit J	Management Agreement

Schedule 8.16	Form of Post-Closing Agreement
Schedule 10.2(a)	Form of Limited Warranty Deed
Schedule 10.2(b)	Form of Bill of Sale
Schedule 10.2(c)	Form of Assignment of Hotel Contracts
Schedule 10.2(d)	Form of FIRPTA
Schedule 10.2(e)	Form of Key Money Release Agreement

iii

PURCHASE CONTRACT

This PURCHASE CONTRACT (this “Contract”) is made and entered into as of September     , 2007, by and between GROVE STREET ORLANDO, LLC, a Georgia limited liability company (“Seller”), with its principal office at One Overton Park, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, and APPLE EIGHT HOSPITALITY, INC., a Virginia corporation, with its principal office at 814 East Main Street, Richmond, Virginia 23219, or its affiliates or assigns (“Buyer”).

RECITALS

A. Seller will be the fee simple owner of the land located in Orlando, FL and identified in Exhibit A attached hereto and incorporated herein by reference. Seller intends to construct two hotels on such land, one to contain 200 rooms and to be operated as a SpringHill Suites by Marriott and one to contain 200 rooms and to be operated as a Fairfield Inn & Suites.

B. Buyer is desirous of purchasing such land and the hotel to be constructed thereon from Seller upon completion of the hotel, and Seller is desirous of selling such land and hotel to Buyer, for the purchase price and upon terms and conditions hereinafter set forth.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

1.1 Definitions. The following capitalized terms when used in this Contract shall have the meanings set forth below unless the context otherwise requires:

“Affiliate” shall mean, with respect to Seller or Buyer, any other person or entity directly or indirectly controlling (including but not limited to all directors and officers), controlled by or under direct or indirect common control with Seller or Buyer, as applicable. For purposes of the foregoing, a person or entity shall be deemed to control another person or entity if it possesses, directly or indirectly, the power to direct or cause direction of the management and policies of such other person or entity, whether through the ownership of voting securities, by contract or otherwise.

“Appurtenances” shall mean all rights, titles, and interests of Seller appurtenant to the Land and Improvements, including, but not limited to, (i) all easements, rights of way, rights of ingress and egress, tenements, hereditaments, privileges, and appurtenances in any way belonging to the Land or Improvements, (ii) any land lying in the bed of any alley, highway, street, road or avenue, open or proposed, in front of or abutting or adjoining the Land, (iii) any strips or gores of real estate adjacent to the Land, and (iv) the use of all alleys, easements and rights-of-way, if any, abutting, adjacent, contiguous to or adjoining the Land.

“Architect” shall mean the architect for the Hotels, Spencer, Maxwell & Bullock.

“Brand” shall mean SpringHill Suites by Marriott and Fairfield Inn & Suites by Marriott, the hotel brands or franchises under which the Hotels will operate.

“Business Day” shall mean any day other than a Saturday, Sunday or legal holiday in the Commonwealth of Virginia or the State of Florida.

“Closing” shall mean the closing of the purchase and sale of the Property pursuant to this Contract.

“Closing Date” shall have the meaning set forth in Section 10.1

“Construction Warranty” shall have the meaning set forth in Section 8.8.

“Contractor” shall mean the contractor for the Hotel, RJ Griffin & Company.

“Contracts, Plans and Svecs” shall mean the Plans and Specifications and all other contracts, plans, drawings, specifications, surveys, soil reports, engineering reports, inspection reports, and other technical descriptions and reports.

“Deed” shall have the meaning set forth in Section 10.2(a).

“Deposits” shall mean, to the extent held by Seller or Manager, all prepaid rents and deposits (including, without limitation, any reserves for replacement of FF&E and for capital repairs and/or improvements), including, but not limited to, refundable security deposits and rental deposits, and all other deposits for advance reservations, banquets or future services, made in connection with the use or occupancy of the Improvements; provided, however, that “Deposits” shall exclude reserves for real property taxes and insurance, in each case, to the extent pro rated on the settlement statement such that Buyer receives a credit for (a) taxes and premiums in respect of any period prior to Closing and (b) the amount of deductibles and other self-insurance and all other potential liabilities and claims in respect of any period prior to Closing.

“Due Diligence Examination” shall have the meaning set forth in Section 3.2.

“Earnest Money Deposit” shall have the meaning set forth in Section 2.5(a).

“Effective Time” shall have the meaning set forth in Section 10.1.

“Environmental Requirements” shall have the meaning set forth in Section 7.1(f).

“Escrow Agent” shall have the meaning set forth in Section 2.5(a).

“Escrow Agreement” shall have the meaning set forth in Section 2.5(b).

“Escrow Funds” shall have the meaning set forth in Section 8.16.

“Exception Documents” shall have the meaning set forth in Section 4.2.

“FF&E” shall mean all tangible personal property and fixtures of any kind (other than personal property (i) owned by guests of the Hotel, (ii) leased by Seller pursuant to an FF&E Lease, specifically including, but not limited to, vehicles, or (iii) constituting personal property owned by the Manager) attached to, or located upon and used in connection with the ownership, maintenance, use or operation of the Land or Improvements as of the date hereof (or acquired by Seller and so employed prior to Closing), including, but not limited to, all furniture, fixtures, equipment, signs and related personal property; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all elevators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and equipment, all shelving and partitions, all ventilating equipment, and all disposal equipment; all spa, health club and fitness equipment; all equipment used in connection with the use and/or maintenance of the guestrooms, restaurants, lounges, business centers, meeting rooms, swimming pools, indoor and/or outdoor sports facilities and other common areas and recreational areas; all carpet, drapes, beds, furniture, televisions and other furnishings; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils.

“FF&E Leases” shall mean all leases of any FF&E and other contracts permitting the use of any FF&E at the Improvements that are assumed by Buyer. The telephone systems for the Hotels shall be owned by Seller and not leased.

“Fixed Asset Supplies” shall mean such items as defined in the Management Agreement.

“Force Maieure” shall mean (i) strikes, lockouts or labor disputes, (ii) the inability through no fault of Seller to obtain labor or materials or reasonable substitutes therefor, (iii) acts of God and adverse weather conditions, (iv) enemy or hostile governmental action or acts of terrorism, (v) governmental restrictions such as embargoes, (vi) civil commotion, (vii) fire or other casualty or (viii) other conditions similar to those enumerated above that are beyond the reasonable control of Seller, but in each case excluding any such events or conditions that merely result in increased costs to Seller.

“Hotel” shall mean collectively the hotels to be constructed on the Land, including all Improvements and Personal Property associated therewith, to be known generally as the “Orlando (Seaworld) Fairfield Inn & Suites” and the “Orlando (Seaworld) Springhill Suites”.

“Hotel Contracts” shall have the meaning set forth in Section 10.2(c).

“Improvements” shall mean all buildings, structures, fixtures, parking areas and other improvements now existing or to be constructed on the Land, and all related facilities.

“Indemnified Party” shall have the meaning set forth in Section 8.13(c)(i).

“Indemnifying Party” shall have the meaning set forth in Section 8.13(c)(i).

“Key Money” shall mean such money as defined in the Management Agreement which is equal to Five Hundred Thousand and No/100 Dollars ($500,000.00)

“Land” shall mean, collectively, a fee simple absolute interest in the real property more fully described in Exhibit A, which is attached hereto and incorporated herein by reference, together with all rights (including without limitation all air rights and development rights), alleys, streets, strips, gores, waters, privileges, appurtenances, advantages and easements belonging thereto or in any way appertaining thereto.

“Leases” shall mean all leases, franchises, licenses, occupancy agreements, “trade-out” agreements, advance bookings, convention reservations, or other agreements demising space in, providing for the use or occupancy of, or otherwise similarly affecting or relating to the use or occupancy of, the Improvements or Land, together with all amendments, modifications, renewals and extensions thereof, and all guaranties by third parties of the obligations of the tenants, licensees, franchisees, concessionaires or other entities thereunder.

“Legal Action” shall have the meaning set forth in Section 8.13(c)(ii).

“Legal Requirements” shall mean any and all statutes, laws, ordinances, zoning and other codes, rules, regulations and requirements of any governmental authority applicable to the Property or any of the parties to this Contract.

“Licenses” shall mean all permits, licenses, franchises, utility reservations, certificates of occupancy, and other documents issued by any federal, state, or municipal authority or by any private party related to the development, construction, use, occupancy, operation or maintenance of the Hotel, including, without limitation, all licenses, approvals and rights (including any and all existing waivers of any brand standard) necessary or appropriate for the operation of the Hotel under the Brand.

“Liquor Licenses” shall have the meaning set forth in Section 8.15.

“Management Agreement” shall mean collectively the two management agreements to be entered into by Seller and the Manager on or before November 9,2007 in the forms attached hereto as Exhibit J.

“Manager” shall mean Marriott International, Inc.

“Pending Claims” shall have the meaning set forth in Section 7.1(e).

“Other Property” shall have the meaning set forth in Section 16.14.

“Permitted Exceptions” shall have the meaning set forth in Section 4.3.

“Personal Property” shall mean, collectively, all of the Property other than the Real Property.

“Plans and Specifications” shall have the meaning set forth in Section 8.3.

“Pre-Opening Costy” shall have the meaning set forth in Section 8.7.

“Pre-Opening Program” shall have the meaning set forth in Section 8.7.

“Punch List Items” shall mean such items (i) as are reasonably necessary or appropriate to fully complete the construction, equipping and furnishing of the Hotel in accordance with this Contract and (ii) that, unless otherwise agreed by Buyer in its sole discretion, (a) individually and in the aggregate do not and will not prohibit, cause a delay in or otherwise adversely affect, under applicable Legal Requirements, the Management Agreement or otherwise, the opening of the Hotel for business to the public or the continued occupancy and operation of the Hotel as contemplated under the Brand and (b) may be corrected or completed, subject to delays caused by Force Majeure, within not more than sixty (60) days.

“Property” shall mean, collectively, (i) all of the following with respect to the Hotel: the Land, Improvements, Appurtenances, FF&E, Supplies, Leases, Deposits, Records, Service Contracts, Warranties, Licenses, FF&E Leases, Contracts, Plans and Specs, Tradenames, the Management Agreement, Utility Reservations, as well as all other real, personal or intangible property of Seller related to any of the foregoing and (ii) any and all of the following that relate to or affect in any way the design, construction, ownership, use, occupancy, leasing, maintenance, service or operation of the Real Property, FF&E, Supplies, Leases, Deposits or Records: Service Contracts, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and FF&E Lease.

“Purchase Price” shall have the meaning set forth in Section 2.2.

“Real Property” shall mean, collectively, all Land, Improvements and Appurtenances with respect to the Hotel.

“Records” shall mean all books, records, promotional material, tenant data, guest history information (other than any such information owned exclusively by the Manager), marketing and leasing material and forms ‘(including but not limited to any such records, data, information, material and forms in the form of computerized files located at the Hotel), market studies prepared in connection with Seller’s current annual plan and other materials, information, data, legal or other documents or records (including, without limitation, all documentation relating to any litigation or other proceedings, all zoning and/or land use notices, relating to or affecting the Property, all business plans and projections and all studies, plans, budgets and contracts related to the development, construction and/or operation of the Hotel) owned by Seller and/or in Seller’s possession or control, or to which Seller has access or may obtain from the Manager, that are used in or relating to the Property and/or the operation of the Hotel, including the Land, the Improvements or the FF&E, but excluding information as to the costs incurred in the construction of the Hotel and the installation of FF&E, Seller’s partnership tax returns, financial information, business plans and projections prepared for internal partnership disclosure or informational purposes and partner’s K-1, provided that Seller shall furnish to Buyer (and the term “Records” shall include) a list of the general contractors, architects and engineers providing goods and/or services in connection with the construction of the Hotel, all construction warranties and guaranties in effect at Closing and copies of the final plans and specifications for the Hotel.

“Release” shall have the meaning set forth in Section 7.1(f).

“Review Period” shall have the meaning set forth in Section 3.1.

“SEC” shall have the meaning set forth in Section 8.11

“Seller Liens” shall have the meaning set forth in Section 4.3.

“Seller Parties” shall have the meaning set forth in Section 7.1(e).

“Service Contracts” shall mean contracts or agreements, such as maintenance, supply, service or utility contracts.

“Substantial Completion,” including variations thereof such as “Substantially Complete” and “Substantially Completed” shall mean : (i) the Architect has issued a certificate of substantial completion using the industry standard AIA form without material modification certifying that the Hotel has been constructed substantially in accordance with the Plans and Specifications and the Legal Requirements, (ii) at least a temporary certificate of occupancy authorizing the opening of the Hotel for business to the public and for operation under the Brand has been issued by the local governing authority and is in full force and effect, (iii) all other final and unconditional consents, approvals, licenses and operating permits necessary or appropriate for the Hotel to open for business to the public and to operate under the Brand have been issued by and obtained from all applicable governmental and regulatory authorities, subject to Punch List Items; (iv) the Hotel is fully furnished, fitted and equipped and ready to open for business to the public and operate under the Brand, subject to Punch List Items; (iii) all contractors, subcontractors, suppliers, mechanics, materialmen and other persons or entities providing labor or materials for the construction and development of the Hotel shall have been paid in full (or adequate provision for payment of such persons or entities has been made to Buyer’s satisfaction), subject to punch List Items and (iv) the Manager has approved the completion, furnishing and equipping of the Hotel and is prepared to commence (or authorize the commencement of) operation of the Hotel, and all of the other conditions set forth in the Management Agreement have been satisfied, subject to Punch List Items.

“Supplies” shall mean all merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, restaurants, lounges, swimming pools, health clubs, spas, business centers, meeting rooms and other common areas and recreational areas located within or relating to the Improvements, including, without limitation, all food and beverage (alcoholic and non-alcoholic) inventory, office supplies and stationery, advertising and promotional materials, china, glasses, silver/flatware, towels, linen and bedding (all of which shall be 2-par level for all suites or rooms in the Hotel), guest cleaning, paper and other supplies, upholstery material, carpets, rugs, furniture, engineers’ supplies, paint and painters’ supplies, employee uniforms, and all cleaning and maintenance supplies, including those used in connection with the swimming pools, indoor and/or outdoor sports facilities, health clubs, spas, fitness centers, restaurants, business centers, meeting rooms and other common areas and recreational areas.

“Survey” shall have the meaning set forth in Section 4.1.

“Third Party Consents” shall have the meaning set forth in Section 8.10.

“Title Commitment” shall have the meaning set forth in Section 4.2.

“Title Company” shall have the meaning set forth in Section 4.2.

“Title Policy” shall have the meaning set forth in Section 4.2.

“Tradenames” shall mean all telephone exchanges and numbers, trade names, trade styles, trade marks, and other identifying material, and all variations thereof, together with all related goodwill (it being understood and agreed that the name of the hotel chain to which the Hotel is affiliated by franchise, license or management agreement is a protected name or registered service mark of such hotel chain and cannot be transferred to Buyer by this Contract, provided that all such franchise, license, management and other agreements granting a right to use the name of such hotel chain or any other trademark or trade name and all waivers of any brand standard shall be assigned to Buyer.

“Utility Reservations” shall mean Seller’s interest in the right to receive immediately on and after Closing and continuously consume thereafter water service, sanitary and storm sewer service, electrical service, gas service and telephone service on and for the Land and Improvements in capacities that are adequate continuously to use and operate the Improvements for the purposes for which they were intended, including, but not limited to (i) any right to the present and future use of wastewater, drainage, water and other utility facilities to the extent such use benefits the Real Property, (ii) any reservations of or commitments covering any such use in the future, and (iii) any wastewater capacity reservations relating to the Real Property. Buyer shall he responsible for any requests or documents to transfer the Utility Reservations, at Buyer’s sole cost and expense.

“Warranties” shall mean all warranties, guaranties, indemnities and claims for the benefit of Seller with respect to the Hotel, the Property or any portion thereof, including, without limitation, all warranties and guaranties of the development, construction, completion, installation, equipping and furnishing of the Hotel, and all indemnities, bonds and claims of Seller related thereto.

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE; PAYMENT;

EARNEST MONEY DEPOSIT

2.1 Purchase and Sale. Seller agrees to sell and convey to Buyer or its Affiliates and/or assigns, and Buyer or its assigns agrees to purchase from Seller, the Property, in consideration of the Purchase Price and upon the terms and conditions hereof. All of the Property shall be conveyed, assigned, and transferred to Buyer at Closing, free and clear of all mortgages, liens, encumbrances, licenses, franchises (other than the Management Agreements that may be expressly assumed by Buyer), concession agreements, security interests, prior assignments or conveyances, conditions, restrictions, rights-of-way, easements, encroachments, claims and other matters affecting title or possession, except for the Permitted Exceptions and Marriott’s right to enter into agreements pursuant to and in accordance with the Management Agreement(s).

2.2 Purchase Price. Buyer agrees to pay, and Seller agrees to accept, as consideration for the conveyance of the Property, subject to the adjustments provided for in this Contract, the amount of Fifty-four Million Eight Hundred Thousand and No/100 Dollars ($54,800,000.00) (the “Purchase Price”).

2.3 Allocation. Buyer and Seller shall attempt to agree on an allocation of the Purchase Price among Real Property, tangible Personal Property and intangible property related to the Property. In the event Buyer and Seller do not agree, each pasty shall be free to allocate the Purchase Price to such items as they deem appropriate, subject to and in accordance with applicable laws.

2.4 Payment. The portion of the Purchase Price, less the Earnest Money Deposit and interest earned thereon, if any, which Buyer elects to have applied against the Purchase Price (as provided below) shall be paid to Seller in cash, certified funds or wire transfer, at the Closing of the Property. At the Closing, the Earnest Money Deposit, together with interest earned thereon, if any, shall, at Buyer’s election, be returned to Buyer or shall be paid over to Seller by Escrow Agent to be applied to the Purchase Price on behalf of Buyer.

2.5 Earnest Money Deposit.

(a) Within one (1) Business Day following the full execution and delivery of this Contract, Buyer shall deposit the sum of One Million and No/100 Dollars ($1,000,000.00) in cash, certified bank check or by wire transfer of immediately available funds (together with all interest earned thereon, the “Earnest Money Deposit”) with the Title Company (“Escrow Agent”) who shall in turn deposit the Earnest Money in an account at a federally insured financial institution designated by Seller. If, pursuant to the provisions of Section 3.1 of this Contract, Buyer elects to terminate this Contract at any time prior to the expiration of the Review Period, then the Escrow Agent shall return the Earnest Money Deposit to Buyer promptly upon written notice to that effect from Buyer.

(b) The Earnest Money Deposit shall be held by Escrow Agent subject to the terms and conditions of an Escrow Agreement dated as of the date of this Contract entered into by Seller, Buyer and Escrow Agent (the “Escrow Agreement”). The Earnest Money Deposit shall be held in an interest-bearing account in a federally insured bank or savings institution reasonably acceptable to Seller and Buyer, with all interest to accrue to the benefit of the party entitled to receive it and to be reportable by such party for income tax purposes. Buyer’s Federal Tax Identification Number is                         . Seller’s Federal Tax Identification Number is 26-0726477.

ARTICLE III

REVIEW PERIOD

3.1 Review Period. Buyer shall have a period through 6:00 p.m. Eastern Time on October 11,2007 (the “Review Period”), to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to the Property. Within two (2) Business Days following the date of this Contract, Seller, at Seller’s sole cost and expense, will deliver to Buyer (or make available at the Hotel) for Buyer’s review, to the extent not previously delivered to Buyer and to the extent such items are in Seller’s possession or can be obtained by Seller through commercially reasonable efforts, true, correct and complete copies of the following, together with all amendments, modifications, renewals or extensions thereof:

(a) All real estate and personal property tax statements with respect to the Land and notices of appraised value for the Real Property for the current year (if available) and each of the two (2) calendar years prior to the current year;

(b) Engineering, mechanical, architectural and construction plans, drawings, specifications and contracts (except that Seller may redact any information in contracts for the construction of the Hotel or the purchase of FF&E regarding the costs thereof), payment and performance bonds (if any), title policies, reports and commitments, zoning information and marketing and economic data relating to the Land or the Hotel and the construction, development, installation and equipping thereof, as well as copies of all environmental reports and information, topographical, boundary or “as built” surveys, engineering reports, subsurface studies and other Contracts, Plans and Specs relating to or affecting the Hotel. If the Hotel is purchased by Buyer, all such documents and information relating to the Hotel shall thereupon be and become the property of Buyer without payment of any additional consideration therefor;

(c) All agreements for real estate commissions, brokerage fees, finder’s fees or other compensation payable by Seller in connection therewith; and

(d) All notices received by Seller from governmental authorities in connection with the Land for the current year and each of the two (2) calendar years prior to the current year and all other notices received by Seller from governmental authorities at any time that relate to any noncompliance or violation of law that has not been corrected.

Seller shall, upon request of Buyer, make available to Buyer and Buyer’s representatives and agents, for inspection and copying during normal business hours, Records located at Seller’s corporate offices, and Seller agrees to provide Buyer copies of all other reasonably requested information that is relevant to the management, operation, use, occupancy or leasing of or title to the Property Hotel and the plans and specifications for development of the Hotel. At any time during the Review Period, Buyer may, in its sole and absolute discretion, elect not to proceed with the purchase of the Property for any reason whatsoever by giving written notice thereof to Seller, in which event: (i) the Earnest Money Deposit shall be promptly returned by Escrow Agent to Buyer together with all accrued interest, if any, (ii) this Contract shall be terminated automatically, (iii) all materials supplied by Seller to Buyer shall be returned promptly to Seller, and (iv) both parties will be relieved of all other rights, obligations and liabilities hereunder, except for the parties’ obligations pursuant to Sections 3.3 and 16.6 below.

3.2 Due Diligence Examination. At any time and from time to time, from and after the date hereof though Closing of the Property, Buyer and/or its representatives and agents shall have the right to enter upon the Property at all reasonable times for the purposes of reviewing all Records and other data, documents and/or information relating to the Property and conducting such surveys, appraisals, engineering tests, soil tests (including, without limitation, Phase I and, subject to Seller’s prior written consent not to be unreasonably withheld, conditioned or delayed,

Phase II environmental site assessments), inspections of construction and other inspections and other studies as Buyer deems reasonable and necessary or appropriate to evaluate the Propeity, subject to providing advance (not less than 24 hours) notice to Seller unless otherwise agreed to by Buyer and Seller (the “Due Diligence Examination”). Notwithstanding the foregoing, Buyer acknowledges and agrees that Buyer’s access to the Property prior to the date Seller takes fee simple title to the Property shall also be subject to the terms and conditions of that certain Contract for Sale and Purchase dated February 12,2007 by and between Busch Properties of Florida, Inc. as seller and Marriott Hotel Services, Inc. as buyer, which has been assigned to Seller, a copy of which has been provided to Buyer. Seller shall have the right to have its representative present during Buyer’s physical inspections of the Property, provided that failure of Seller to do so shall not prevent Buyer from exercising its due diligence, review and inspection rights hereunder. Buyer agrees to exercise reasonable care when visiting the Property, in a manner which shall not materially adversely affect the operation of the Propeity or the Management Agreement.

3.3 Restoration. Buyer covenants and agrees not to damage or destroy any portion of the Property in conducting its examinations and studies of the Property during the Due Diligence Examination and, if Closing does not occur, shall repair any portion of the Property damaged by the conduct of Buyer, its agents or employees, to substantially the condition such portion(s) of the Property were in immediately prior to such examinations or studies. Buyer shall indemnify, defend and hold Seller harmless from and against any and all liability, claims, demands, damages or expenses of any kind, including reasonable attorneys’ fees, caused directly by such entry upon the Property. This Section 3.3. shall survive the termination of, or the closing of, the transactions contemplated by this Agreement for a period of one (1) year.

ARTICLE IV

SURVEY AND TITLE APPROVAL

4.1 Survey. Within two days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer true, correct and complete copies of the most recent survey of the Land. In the event that an update of the survey or a new survey (such updated or new survey being referred to as the “Survey”) is desired by Buyer, then Buyer shall be responsible for all costs related thereto.

4.2 Title. Within two days after execution of this Contract by Buyer and Seller, Seller shall deliver to Buyer Seller’s existing title insurance commitment, including copies of all documents referred to therein, for the Real Property. Buyer shall order (i) a Commitment for Title Insurance (the “Title Commitment”) issued by LandAmerica American Title Company, 7505 N. Plano Road, Suite 3100, Richardson, Texas, 75082 Attn: Debby Moore (the “Title Company”), for the most recent standard form of owner’s policy of title insurance in the state in which the Real Property is located, covering the Real Property, setting forth the current status of the title to the Real Property, showing all liens, claims, encumbrances, easements, rights of way, encroachments, reservations, restrictions and any other matters affecting the Real Property and pursuant to which the Title Company agrees to issue to Buyer at Closing an Owner’s Policy of Title Insurance on the most recent form of ALTA owner’s policy available in the state in which the Land is located (or if an ALTA form of policy is not issued in such state, the form customarily issued in such state) and, to the extent applicable and available in such state, extended coverage, comprehensive, access, single tax parcel, contiguity, Fairway and such other endorsements as may be required by Buyer (collectively, the “Title Policy”); and (ii) true, complete, legible and, where applicable, recorded copies of all documents and instruments (the “Exception Documents”) referred to or identified in the Title Commitment, including, but not limited to, all deeds, lien instruments, leases, plats, surveys, reservations, restrictions, and easements affecting the Real Property. If requested by Seller, Buyer shall promptly provide Seller with a copy of the Title Commitment issued by the Title Company.

4.3 Survey or Title Objections. If Buyer discovers any title or survey matter which is objectionable to Buyer, Buyer may provide Seller with written notice of its objection to same before the expiration of the Review Period. If Buyer fails to so object in writing to any such matter set forth in the Survey or Title Commitment, it shall be conclusively assumed that Buyer has approved same and each shall become a Permitted Exception (defined below), except as otherwise provided in Section 9.1(i). If Buyer disapproves any condition of title, survey or other matters by written objection to Seller on or before the expiration of the Review Period, Seller shall elect either to attempt to cure or not cure any such item by written notice sent to Buyer within five (5) days after Seller’s receipt of notice from Buyer, and if Seller commits in writing to attempt to cure any such item, Seller shall be given until the Closing Date to cure any such defect. In the event Seller shall fail to cure a defect which Seller has committed in writing to cure prior to Closing, or if a new title defect arises after the date of Buyer’s Title Commitment or Survey, as applicable, but prior to Closing, then Buyer may elect, in Buyer’s sole and absolute discretion: (i) to waive such objection and proceed to Closing, or (ii) to terminate this Contract and receive a return of the Earnest Money Deposit, and any interest thereon. The items shown on the Title Commitment which are not objected to by Buyer as set forth above (other than (i) exceptions and title defects arising after the Review Period, (ii) those exceptions objected to by Buyer which Seller has elected not to cure; (iii) those standard exceptions which are ordinarily and customarily omitted in the state in which the Hotel is located, so long as Seller provides the appropriate owner’s affidavit, gap indemnity or other documentation reasonably required by the Title Company for such omission and (iv) as provided in Section 9.1(j)) are hereinafter referred to as the “Permitted Exceptions.” In no event shall Permitted Exceptions include liens, or documents evidencing liens, securing any indebtedness or any mechanics’ or materialmen’s liens or any claims or potential claims therefor covering the Property or any portion thereof (“Seller Liens”), each of which shall be paid in full or satisfied by Seller and released at Closing.

ARTICLE V

ASSIGNMENT OF MANAGEMENT AGREEMENT(S)

Seller shall enter into the Management Agreement(s) governing the use of the Brand for the Hotel. At the Closing, Seller shall assign its interest in the Management Agreement to Buyer (other than Seller’s rights to the Key Money and the right to receive the Key Money from Manager, which rights Seller shall retain), and Buyer’s shall assume Seller’s obligations thereunder arising or required to be performed on and after the Closing Date, subject to the consent of Manager to such assignment and assumption. Notwithstanding the foregoing, at Buyer’s option, in lieu of Seller’s assigning to Buyer Seller’s interest in the Management Agreement, Buyer shall have the right to negotiate with the Manager a new management agreement, to be effective as of the Closing Date, replacing the existing Management Agreement and containing terms and conditions acceptable to Buyer. In such case, Seller and the Manager shall terminate the existing Management Agreement, as of the Closing Date. Buyer agrees to apply for and use reasonable efforts, and Seller shall cooperate with Buyer, to obtain the Manager’s written consent to the assignment to Buyer of the Management Agreement, together with the assignment to Buyer of all waivers of any brand standard necessary or appropriate for the operation of the Hotel under the Brand. It shall be a condition to Closing for Buyer and Seller that the Manager provide the foregoing consent. In the event Buyer is not successful in negotiating a form of new management agreement with Marriott, despite Buyer’s good faith, diligent efforts to do so, on or before October 15,2007, then Buyer shall have the right to terminate this Agreement by written notice to Seller received by Seller by 5:00 p.m. Eastern Time, October 15,2007 in which case the Earnest Money Deposit shall be immediately returned by the Escrow Agent and neither Seller nor Buyer shall have further rights or obligations hereunder. Buyer shall be responsible for paying all costs (other than Seller’s, which shall be paid by Seller) related to the assignment of the Management Agreement (or to the termination of the Management Agreement and the execution of a new management agreement), including but not limited to, the payment of license, application, transfer and similar fees thereunder, provided that Seller shall pay all costs and fees of its attorneys and consultants and all costs associated with any releases or other provisions requested by or for the benefit of Seller, in each case, incurred in connection with such assignment and/or termination and execution of any new franchise agreement. Seller shall use best efforts to promptly provide all information required by the Manager in connection with each such assignment and amendment (or in connection with a new management agreement), and Seller and Buyer shall diligently pursue obtaining each the same.

ARTICLE VI

COMMISSIONS

Seller and Buyer each represents and warrants to the other that it has not engaged any broker, finder or other pasty in connection with the transaction contemplated by this Contract. Buyer and Seller each agree to save and hold the other harmless from any and all losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees) involving claims made by any other agent, broker, or other person by or through the acts of Buyer or Seller, respectively, in connection with this transaction.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS

7.1 Seller’s Representations, Warranties and Covenants. Seller hereby represents, warrants and covenants to Buyer as follows:

(a) Authority; No Conflicts. Seller is a limited liability company duly formed and validly existing in the State of Georgia. Seller has obtained all necessary consents to enter into and perform this Contract and is fully authorized to enter into and perform this Contract and to complete the transactions contemplated by this Contract. No consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Seller, and this Contract is hereby binding and enforceable against Seller. Neither the execution nor the performance of, or compliance with, this Contract by Seller has resulted, or will result, in any violation of, or default under, or acceleration of, any obligation under any existing corporate chaster, certificate of incorporation, bylaw, articles of organization, limited liability company agreement or regulations, partnership agreement or other organizational documents and under any, mortgage indenture, lien agreement, promissory note, contract, or permit, or any judgment, decree, order, restrictive covenant, statute, rule or regulation, applicable to Seller or to the Hotel.

(b) FIRPTA. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those items are defined in the Internal Revenue Code and Income Tax Regulations).

(c) Bankruptcy. Neither Seller, nor to Seller’s knowledge, any of its members, are insolvent or the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

(d) Pending Claims. Seller has not received any written notice of: (i) any claims, demands, litigation, proceedings or governmental investigations pending or threatened against Seller or any Affiliate of Seller (collectively, “Seller Parties”) or related to the Property, (ii) any special assessments or extraordinary taxes except as set forth in the Title Commitment, and (iii) any pending or threatened condemnation or eminent domain proceeding which would affect the Property or any part thereof. To Seller’s knowledge there are no pending arbitration proceedings or unsatisfied arbitration awards, or judicial proceedings or orders respecting awards, which might become a lien on the Property or any portion thereof, or other pending, actual or, to Seller’s knowledge, threatened litigation claims, charges, complaints, petitions or unsatisfied orders by or before any administrative agency or court which affect the Property or might become a lien on the Property (collectively, the “Pending Claims”).

(e) [Intentionally Omitted.]

(f) Licenses, Permits and Approvals. The Real Property complies with, and upon construction of the Hotel the Real Property shall comply with, all applicable licenses, permits and approvals and federal, state or local statutes, laws, ordinances, rules, regulations, requirements and codes including, without limitation, those regarding zoning, land use, building, fire, health, safety, environmental, subdivision, water quality, sanitation controls and the Americans with Disabilities Act, and similar rules and regulations relating and/or applicable to the ownership, use and operation of the Property as it is contemplated to be operated. Seller has received, or by the Closing shall have received, all licenses, permits and approvals required or needed for the lawful conduct, occupancy and operation of the business of the Hotel, and each license and permit will be received and in full force and effect as of the Closing. No licenses, permits or approvals necessary for the lawful conduct, occupancy or operation of the business of the Hotel shall require any approval of a governmental authority for transfer of the Property.

(g) Architect and Contractor. The Manager has approved the Architect to design the Hotel and the Contractor to serve as the general contractor for the construction of the Hotel.

(h) Management Agreement and Management Agreement. There are no management agreements, franchise agreements, license agreements or similar agreements for the operation or management of the Hotel or relating to the Brand, to which Seller is a party or which are binding upon the Property, other than the Management Agreement.

Of the foregoing representations and warranties, only the following shall survive Closing: subsections (a), (b), (c), (f and (h), with the representations and warranties contained in subsection (d) and (g) being merged into the Closing and therefore, not surviving Closing.

7.2 Buyer’s representations, warranties and covenants. Buyer represents, warrants and covenants:

(a) Authority. Buyer is a corporation duly formed, validly existing and in good standing in the Commonwealth of Virginia. Buyer has received or will have received by the Closing Date all necessary consents of the Board of Directors of Buyer and is fully authorized to complete the transactions contemplated by this Contract. No other consent or approval of any person, entity or governmental authority is required for the execution, delivery or performance by Buyer of this Contract, and this Contract is hereby binding and enforceable against Buyer.

(b) Bankruptcy. Buyer is not insolvent nor the subject of any bankruptcy proceeding, receivership proceeding or other insolvency, dissolution, reorganization or similar proceeding.

7.3 Survival. All of the representations and warranties are true, correct and complete in all material respects as of the date hereof and the statements set forth therein (without qualification or limitation as to a pasty’s knowledge thereof except as expressly provided for in this Article VII) shall be true, correct and complete in all material respects as of the Closing Date. The representations and warranties made herein which by the terms above shall survive Closing for a period of one (1) year and shall not be deemed to merge into or be waived by any Seller’s Deed or any other closing documents. In the event any of Seller’s or Buyer’s foregoing representations and warranties are untrue as of the Closing and the non-representing party has actual knowledge of the untruth of such representation and warranty (whether through written disclosure by the other party or otherwise) and such pasty elects to close the transaction contemplated by this Agreement notwithstanding the existence of such untrue representation and warranty, then, in such case, the non-representing party waives any claim against the other party due to such untrue representation and warranty, including any claim against the Escrow Funds.

ARTICLE VIII

ADDITIONAL COVENANTS

8.1 Subsequent Developments. After the date of this Contract and until the Closing Date, Seller shall use best efforts to keep Buyer fully informed of all subsequent developments of which Seller has knowledge (“Subsequent Developments”) which would cause any of Seller’s representations or warranties contained in this Contract to be no longer accurate in any material respect.

8.2 Construction of Hotel.

(a) Subject to the terms and conditions of this Contract, Seller shall (i) construct the Hotel on the Land (a) in a good, workmanlike and diligent manner, (b) in compliance in all material respects with the Plans and Specifications approved by Manager and with all Legal Requirements and (c) in accordance with all requirements of the Management Agreement and (ii) cause the Hotel to be fully equipped with the FF&E (that meets or exceeds the Brand standards as of the date of final design approval by the Manager) and otherwise fully furnished and stocked with merchandise, supplies, inventory and other Personal Property as required by the Management Agreement, including, without limitation, linens, bath towels and other supplies at least at a 2-par level for all suites or rooms of the Hotel, in each case such that the Hotel can be opened for business to the public and operated to full capacity under the Brand. All expenses of constructing, equipping and furnishing the Hotel in accordance with this Contract shall be the sole responsibility of Seller, and Buyer shall have no obligation whatsoever to adjust the Purchase Price or pay any additional costs as a result of unforeseen events or circumstances affecting the cost of constructing, equipping or furnishing the Hotel.

8.3 Plans and Specifications. Seller agrees to deliver to Buyer the schematic design (including representative interior finishes) for its review during the Review Period. Further, Seller hereby agrees to deliver to Buyer the plans and specifications for the construction of the Hotel, which plans and specifications shall be compliant with the Management Agreement(s) and shall be subject to Buyer’s reasonable review and approval. Thereafter, Seller shall obtain the approval of the Manager and Buyer with respect to all material changes to such plans and specifications after the date hereof. Such plans and specifications and all revisions thereto, as approved by the Manager and Buyer, shall constitute the “Plans and Specifications” for purposes of this Contract.

8.4 Commencement of Construction: Substantial Completion. Seller shall use commercially reasonable efforts to obtain, or cause the Contractor to obtain, a building permit and all other permits, licenses and approvals of governmental authorities required for the construction, equipping and furnishing of the Hotel in accordance with the Plans and Specifications and this Contract, and, if construction has not already commenced, shall cause the Contractor to commence construction of the Hotel not later than June 30,2008. Thereafter, Seller shall diligently pursue construction of the Hotel in accordance with this Contract and shall cause the Contractor to Substantially Complete the Hotel no later than March 30,2009, subject only to delays caused by Force Majeure. Seller shall promptly notify Buyer of each event or condition of Force Majeure and the anticipated delay caused thereby.

8.5 Inspections. Buyer shall have the right to inspect the Property to monitor and observe the development and construction of the Hotel. All such inspections shall require reasonable prior notice to Seller and shall be conducted in a manner that will minimize any interference with the development and construction of the Hotel. Buyer shall indemnify, defend and hold Seller harmless from and against any and all expenses, costs and liabilities (including but not limited to reasonable attorneys’ fees) for damage or injury to persons or property arising out of or relating to its entry onto the Land for any such inspections.

8.6 Punch List. Upon notification from the Contractor that the Hotel is Substantially Completed and ready for inspection, Seller shall prepare a “punch list” with the assistance of the Architect and the Manager. Seller acknowledges that final acceptance of the work on the Hotel shall be made only with the approval of Buyer and the Manager. The costs of completing the Punch List Items that are not completed as of the date of Closing, as reasonably estimated by the Seller with the approval of Buyer, such approval not to be unreasonably withheld, plus twenty-five percent (25%) of such costs, shall be retained by the Title Company from the Purchase Price and shall be disbursed to Seller once all of the Punch List Items have been satisfactorily completed. Seller shall correct or complete all Punch List Items, or cause the same to be corrected or completed, at Seller’s expense, with all diligence and in any event within sixty (60) days after Substantial Completion of the Hotel.

8.7 Pre-Ovening Program. It is contemplated that certain activities must be undertaken prior to the Closing Date so that the Hotel can function in an orderly and businesslike manner at the Effective Time (“Pre-Opening Program”). Seller shall cooperate in good faith with the Pre-Opening program and shall provide the Manager and Buyer reasonable access to the Property at least six (6) months in advance of the Closing in order to conduct their activities related to the Pre-Opening Program; provided that the Pre-Opening Program shall not be permitted to interfere with or delay the activities of Seller in completing the Hotel. Seller shall pay in a timely manner all costs associated with the Pre-Opening Program or otherwise related to the pre-opening operations of the Property up to but not including the Effective Time, regardless of when such costs are payable (the “Pre-Opening Costs”). Seller shall also fund all working capital accounts, reserve accounts and other accounts required under the Management Agreement, to be funded before the Effective Time, but Seller shall receive a credit therefor at Closing to the extent in Section 12.1(c).

8.8 Construction Warranty. At the Closing, Seller shall assign to Buyer all construction warranties with respect to the Hotel, which assignment shall be in form and substance reasonably satisfactory to Buyer, including a warranty by the Contractor, for the period ending not sooner than one (1) year after the date the Hotel is Substantially Completed, in the form of the warranty attached hereto as Exhibit H (the “Construction Warranty”).

8.9 Other Obligations of Seller Before Closing. From and after the date hereof through the Closing on the Property Seller shall perform and comply with all of the following:

(a) Advise Buyer promptly of any litigation, arbitration, or administrative hearing before any court or governmental agency concerning or affecting the Property which is instituted or threatened after the date of this Contract or if any representation or warranty contained in this Contract shall become false;

(b) Not take, or purposefully omit to take, any action that would have the effect of violating any of the representations, warranties, covenants or agreements of Seller contained in this Contract;

(c) Pay or cause to be paid all taxes, assessments and other impositions levied or assessed on the property or any part thereof prior to the delinquency date, and comply with all federal, state, and municipal laws, ordinances, regulations and orders relating to the Property;

(d) Not sell or assign, or enter into any agreement to sell or assign, or create or permit to exist any lien or encumbrance (other than a Permitted Exception) on, the Property or any portion thereof; and

(e) Not allow any permit, receipt, license, franchise or right currently in existence with respect to the construction, operation, use, occupancy or maintenance of the Property to expire, be canceled or otherwise terminated.

(f) Seller shall not, without first obtaining the written approval of Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, enter into any FF&E Leases, Service Contracts, Leases or other contracts or agreements related to the Hotel, or extend any existing such agreements, unless such agreements (x) can be terminated, without penalty, upon thirty (30) days’ prior notice or (y) will expire prior to the Closing Date.

8.10 Third Party Consents. Prior to the Closing Date, Seller shall, at Seller’s expense, (i) obtain any and all third party consents and approvals (x) required in order to transfer the Hotel to Buyer or (y) which, if not obtained, would materially adversely affect the operation of the Hotel and (ii) use best efforts to obtain all other third party consents and approvals (all of such consents and approvals in (i) and (ii) above being referred to collectively as the “Third Party Consents”); provided, however, the consents required under Article V shall be handled as provided therein.

8.11 Access to Financial Information. Buyer’s representatives shall have access to, and Seller and its Affiliates shall cooperate with Buyer and furnish upon request, all financial and other information relating to the Hotel to the extent necessary to enable Buyer’s representatives to prepare audited financial statements in conformity with Regulation S-X of the Securities and Exchange Commission (the “SEC”) and other applicable rules and regulations of the SEC and to enable them to prepare a registration statement, report or disclosure statement for filing with the SEC on behalf of Buyer or its Affiliates, whether before or after Closing and regardless of whether such information is included in the Records to be transferred to Buyer hereunder. Seller shall also provide to Buyer’s representative a signed representation letter in form and substance reasonably acceptable to Seller sufficient to enable an independent public accountant to render an opinion on the financial statements related to the Hotel. Buyer will reimburse Seller for costs reasonably incurred by Seller to comply with the requirements of this Section 8.11. The provisions of this Section shall survive Closing or termination of this Contract.

8.12 Bulk Sales. At Seller’s risk and expense, Seller shall take all steps necessary to comply with the requirements of a transferor under all bulk transfer laws, if any, that are applicable to the transactions contemplated by this Contract.

8.13 Indemnification. If the transactions contemplated by this Contract are consummated as provided herein:

(a) Indemnification of Buyer. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Buyer for a breach hereof, Seller hereby agrees to indemnify, defend and hold harmless Buyer and its respective designees, successors and assigns from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or continent, joint or several, arising out of or relating to:

(i) any claim made or asserted against Buyer or any of the Property by a creditor of Seller, including any claims based on or alleging a violation of any bulk sales act or other similar laws;

(ii) subject to the terms of Sections 7.1, 7.2, and 8.16, the breach of any representation, warranty, covenant or agreement of Seller contained in this Contract;

(iii) any liability or obligation of Seller not expressly assumed by Buyer pursuant to this Contract;

(iv) any claim made or asserted by an employee of Seller arising out of Seller’s decision to sell the Property; and

(v) the conduct and operation by or on behalf of Seller of the Hotel or the ownership, use or operation of the Property prior to Closing.

(b) Indemnification of Seller. Without in any way limiting or diminishing the warranties, representations or agreements herein contained or the rights or remedies available to Seller for a breach hereof, Buyer hereby agrees, with respect to this Contract, to indemnify, defend and hold harmless Seller from and against all losses, judgments, liabilities, claims, damages or expenses (including reasonable attorneys’ fees) of every kind, nature and description in existence before, on or after Closing, whether known or unknown, absolute or contingent, joint or several, arising out of or relating to:

(i) the breach of any representation, warranty, covenant or agreement of Buyer contained in this Contract;

(ii) the conduct and operation by Buyer of its business at the Hotel after the Closing; and

(iii) any liability or obligation of Buyer expressly assumed by Buyer at Closing.

(c) Indemnification Procedure for Claims of Third Parties. Indemnification, with respect to claims resulting from the assertion of liability by those not parties to this Contract (including governmental claims for penalties, fines and assessments), shall be subject to the following terms and conditions:

(i) The party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the party or parties from which it is seeking indemnification (the “Indemnifying Party”) of any assertion of liability by a third party which might give rise to a claim for indemnification based on the foregoing provisions of this Section 8.13, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known; provided, however, that no delay on the past of the Indemnified Party in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Pasty is prejudiced by such delay.

(ii) If in any action, suit or proceeding (a “Legal Action”) the relief sought is solely the payment of money damages, and if the Indemnifying Pasty specifically agrees in writing to indemnify such Indemnified Party with respect thereto and demonstrates to the reasonable satisfaction of such Indemnified Party its financial ability to do so, the Indemnifying Party shall have the right, commencing thirty (30) days after such notice, at its option, to elect to settle, compromise or defend, pursuant to this paragraph, by its own counsel and at its own expense, any such Legal Action involving such Indemnified Party’s asserted liability. If the Indemnifying Party does not undertake to settle, compromise or defend any such Legal Action, such settlement, compromise or defense shall be conducted in the sole discretion of such Indemnified Party, but such Indemnified Party shall provide the Indemnifying Pasty with such information concerning such settlement, compromise or defense as the Indemnifying Party may reasonably request from time to time. If the Indemnifying Party undertakes to settle, compromise or defend any such asserted liability, it shall notify such Indemnified Pasty in writing of its intention to do so within thirty (30) days of notice from such Indemnified Party provided above.

(iii) Notwithstanding the provisions of the previous subsection of this Contract, until the Indemnifying Party shall have assumed the defense of the Legal Action, the defense shall be handled by the Indemnified Party. Furthermore, (x) if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to it that are different from or in addition to those available to the Indemnifying Party; (y) if the Legal Action involves other than money damages and seeks injunctive or other equitable relief; or (z) if a judgment against Buyer, as the Indemnified Party, in the Legal Action will, in the good faith opinion of Buyer, establish a custom or precedent which will be adverse to the best interest of the continuing business of the Hotel, the Indemnifying Pasty, shall not be entitled to assume the defense of the Legal Action and the defense shall be handled by the Indemnified Pasty, provided that, in the case of clause (z), the Indemnifying Party shall have the right to approve legal counsel selected by the Indemnified Pasty, such approval not to be unreasonably withheld, delayed or conditioned. If the defense of the Legal Action is handled by the Indemnified Pasty under the provisions of this subsection, the Indemnifying Pasty shall pay all legal and other expenses reasonably incurred by the Indemnified Pasty in conducting such defense.

(iv) In any Legal Action initiated by a third party and defended by the Indemnified Pasty (w) the Indemnified Party shall have the right to be represented by advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Pasty shall make available to the Indemnified Pasty and its attorneys, accounts other representatives, all books and records of Seller relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action.

(v) In any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unseasonable to withhold consent to a settlement involving injunctive or other equitable relief against Buyer or its respective assets, employees, Affiliates or business, or relief which Buyer reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.

8.14 Section 1031-Exchange. Seller and Buyer may elect to effect a tax-deferred exchange transaction satisfying the requirements of Section 1031 of the Internal Revenue Code, as amended. Seller and Buyer each agree to reasonably cooperate with each other in facilitating Seller’s or Buyer’s, as the case may be, satisfaction of the requirements for such tax-deferred exchange; provided, however, (i) in no event shall the cooperating party incur any liability in connection with the other’s tax-deferred exchange; (ii) although Seller or Buyer may assign this Contract to a qualified intermediary in connection with the tax-deferred exchange, Seller or Buyer, as the case may be, ‘shall not be released or relieved of its obligation to perform in accordance with the terms of this Contract; (iii) the cooperating pasty shall not be required to incur any additional cost or expense including, but not limited to, attorneys’ fees, in connection with or attributable to the tax-deferred exchange, it being understood and agreed that the- cooperating party shall be indemnified and held harmless by the exchanging pasty from and against any and all of such additional costs and expenses and (iv) no delay in Closing shall result from Seller’s or Buyer’s tax-deferred exchange.

8.15 Liquor Licenses. If Liquor Licenses are required by Manager, Seller shall cooperate with the Manager in filing such forms, applications and other documents with the appropriate liquor and alcoholic beverage authorities prior to Closing so that the Liquor Licenses remain in full force and effect upon completion of Closing.

8.16 Escrow Funds. To provide for the timely payment of any post-closing claims by Buyer against Seller hereunder, at Closing, the Seller shall deposit an amount equal to Five Hundred Thousand and No/100 Dollars ($500,000.00) (the “Escrow Funds”) shall be withheld from the Purchase Price payable to Seller and shall be deposited for a period of one (1) year in an escrow account with the Title Company pursuant to an escrow agreement in the form attached hereto as Schedule 8.16 (the “Post-Closing Agreement”), which escrow and Post-Closing Agreement shall be established and entered into at Closing and shall be a condition to Buyer’s obligations under this Contract. If no claims have been asserted by Buyer against Seller, or all such claims have been satisfied, within such one-yeas period, the Escrow Funds deposited by Seller shall be released to Seller.

8.17 Environmental. With respect to environmental matters, Seller (i) shall not cause a Release or threat of Release of Hazardous Materials in, on, under, to, from or in the area of the Real Property, (ii) shall not cause any portion of the Real Property is being used for the treatment, storage, disposal or other handling of Hazardous Materials or machinery containing

Hazardous Materials, other than standard amounts of cleaning supplies and chlorine for the swimming pool to be constructed on the Land, all of which shall be stored on the Property in strict accordance with applicable Environmental Requirements and shall not exceed limits permitted under applicable laws, including without limitation Environmental Requirements, and (iii) shall not cause any underground storage tanks to be placed on or in the Real Property or any portion thereof. As used in this Contract: “Hazardous Materials”means (1) “hazardous wastes” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time (“RCRA”), (2) “hazardous substances” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendment and Reauthorization Act of 1986 and as otherwise amended from time to time (“CERCLA”); (3) “toxic substances” as defined by the Toxic Substances Control Act, as amended from time to time (“TSCA”), (4) “hazardous materials” as defined by the Hazardous Materials Transportation Act, as amended from time to time (“HMTA”), (5) asbestos, oil or other petroleum products, radioactive materials, urea formaldehyde foam insulation, radon gas and transformers or other equipment that contains dielectric fluid containing polychlorinated biphenyls and (6) any substance whose presence is detrimental or hazardous to health or the environment, including, without limitation, microbial or fungal matter or mold, or is otherwise regulated by federal, state and local environmental laws (including, without limitation, RCRA, CERCLA, TSCA, HMTA); rules, regulations and orders, regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials or environmental, health or safety compliance (collectively, “Environmental Requirements”). As used in this Contract: “Release” means spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing.

8.18 Property Agreements. The assets constituting the Property to be conveyed to Buyer hereunder shall constitute all of the property and assets to be used in connection with the operation and business of the Hotel. There shall be no, leases, license agreements, leasing agent’s agreements, equipment leases, building service agreements, maintenance contracts, suppliers contracts, warrantly contracts, operating agreements, or other agreements (i) to which Seller is a party or an assignee, or (ii) binding upon the Property, relating to the ownership, occupancy, operation, management or maintenance of the Real Property, FF&E, Supplies or Tradenames, except for those Service Contracts, Leases, Warranties and FF&E Leases to which Seller becomes a party with the approval of Buyer or which Buyer may enter into before the Closing. As of the Closing, any Service Contracts, Leases, Warranties and FF&E Leases to which Seller has become a pasty shall be in full force and effect, and no default shall have occurred and be continuing thereunder and no circumstances shall exist which, with the giving of notice, the lapse of time or both, would constitute such a default. No party has, and as of the Closing no party shall have, any right or option to acquire the Property or any portion thereof, other than Buyer.

ARTICLE IX

CONDITIONS FOR CLOSING

9.1 Buyer’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Buyer’s right to cancel this Contract during the Review Period, the duties and obligations of Buyer to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.1, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.1 or of any other condition to Buyer’s obligations provided for in this Contract, which condition is not waived in writing by Buyer, Buyer shall have the right at its option to declare this Contract terminated, in which case the Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein, with respect to this Contract.

(a) All of Seller’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Buyer shall have received all of the instruments and conveyances listed in Section 10.2.

(c) Seller shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Seller, as and when required hereunder.

(d) Third Party Consents shall have been obtained and furnished to Buyer.

(e) The Hotel shall be Substantially Completed.

(f) Seller’s interest in the Management Agreement shall have been assigned to Buyer (or Buyer and the Manager shall have entered into a new management agreement), as provided in Article V, and the Management Agreement as so assigned shall be in full force and effect.

(g) Buyer shall have obtained an as-built plat of survey of the Property as completed, dated within 30 days of the Closing Date (which Buyer agrees to obtain at its sole cost and expense) and prepared in compliance with the then current ALTA/ACSM standards for urban properties, and such plat of survey shall not disclose any encroachments, boundary line discrepancies or other survey matters that, in Buyer’s reasonable judgment, would materially and adversely affect the use, operation or value of the Property.

(h) Buyer shall have obtained (which Buyer agrees to obtain at its sole cost and expense) an ALTA owner’s title insurance policy (or, if an ALTA form of policy is not customarily issued in the state in which the Real Property is located, in the form customarily issued in such state), issued by the Title Company pursuant to the Title Commitment, insuring Buyer’s fee simple ownership in the Real Property (i) with an effective date as of the Closing Date, (ii) with no exceptions for filed or unfiled mechanics’ and materialmen’s liens, (iii) with no exceptions for encroachments or other matters of survey unless approved by Buyer and (iv) with no other exceptions to title other than the Permitted Exceptions.

(i) Buyer and the Manager shall have entered into the Management Agreement(s) in substantially the form attached hereto as Exhibit J.

9.2 Seller’s Conditions for Closing. Unless otherwise waived in writing, and without prejudice to Seller? right to cancel this Contract during the Review Period, the duties and obligations of Seller to proceed to Closing under the terms and provisions of this Contract are and shall be expressly subject to strict compliance with, and satisfaction or waiver of, each of the conditions and contingencies set forth in this Section 9.2, each of which shall be deemed material to this Contract. In the event of the failure of any of the conditions set forth in this Section 9.2, which condition is not waived in writing by Seller, Seller shall have the right at its option to declare this Contract terminated and null and void, in which case the remaining Earnest Money Deposit and any interest thereon shall be immediately returned to Buyer and each of the parties shall be relieved from further liability to the other, except as otherwise expressly provided herein.

(a) All of Buyer’s representations and warranties contained in or made pursuant to this Contract shall be true and correct in all material respects as if made again on the Closing Date.

(b) Seller shall have received all of the money, instruments and conveyances listed in Section 10.3.

(c) Buyer shall have performed, observed and complied in all material respects with all of the covenants, agreements, closing requirements and conditions required by this Contract to be performed, observed and complied with by Buyer, as and when required hereunder.

ARTICLE X

CLOSING AND CONVEYANCE

10.1 Closing. Unless otherwise agreed by Buyer and Seller, the Closing on the Property shall occur on midnight of the date immediately preceding the date on which the Hotel opens for business to the public in accordance with the Management Agreement, or as soon as practical thereafter, but in no event later than thirty (30) days after Substantial Completion of the Hotel, provided that all conditions to Closing by Buyer hereunder have been satisfied. Buyer will provide Seller at least five (5) days prior written notice of the Closing Date selected by Buyer. The date on which the Closing is to occur as provided in this Section 10.1, or such other date as may be agreed upon by Buyer and Seller, is referred to in this Contract as the “Closing Date” for the Property. The Closing shall be held at 10:00 a.m. at the offices of the Title Company, or as otherwise determined by Buyer and Seller. Regardless of the Closing Date, the Closing shall be effective as of 12:0l a.m. on the date which is the later of (i) the Substantial Completion Date or (ii) the date immediately prior to the date on which the Hotel opens for business to the public in accordance with the Management Agreement (the “Effective Time”).

10.2 Seller’s Deliveries. At Closing, Seller shall deliver to Buyer the following, and, as appropriate, all instruments shall be properly executed and conveyance instruments to be acknowledged in recordable form (the terms, provisions and conditions of all instruments not attached hereto as Exhibits shall be mutually agreed upon by Buyer and Seller prior to such Closing).

(a) Deed. A Limited Warranty Deed conveying to Buyer fee simple title to the Real Property, subject only to the Permitted Exceptions and substantially in the form as attached hereto as Schedule 10.2(a) (the “Deed’).

(b) Bills of Sale. Bills of sale to Buyer and/or its designated Lessee, conveying title to the tangible Personal Property substantially in the form as attached hereto as Schedule 10.2(b) (other than the alcoholic beverage inventories, which, at Buyer’s election, shall be transferred by Seller to the Manager as holder of the Liquor Licenses required for operation of the Hotel).

(c) General Assignments. Assignments of all of Seller’s right, title and interest in and to all FF&E Leases, Service Contracts and Leases and substantially in the form as attached hereto as Schedule 10.2(c) (the “Hotel Contracts”). The assignment shall also be a general assignment and shall provide for the assignment of all of Seller’s right, title and interest in all Records, Warranties, Licenses, Tradenames, Contracts, Plans and Specs and all other intangible Personal Property applicable to the Hotel, including Seller’s construction contract with the Contractor.

(d) FIRPTA: 1099. A FIRPTA Affidavit or Transferor’s Certificate of Non-Foreign Status as required by Section 1445 of the Internal Revenue Code substantially in the form as attached hereto as Schedule 10.2(d) and an IRS Form 1099.

(e) Title Comaang Documents. All affidavits, gap indemnity agreements and other documents reasonably required by the Title Company.

(f) Possession. Possession of the Property.

(g) Vehicle Titles. The necessary certificates of titles duly endorsed for transfer together with any required affidavits and other documentation necessary for the transfer of title or assignment of leases from Seller to Buyer of any motor vehicles used in connection with the Hotel’s operations.

(h) Authority Documents. Certified copy of resolutions of the partners of Seller authorizing the sale of the Property contemplated by this Contract, and/or other evidence reasonably satisfactory to Buyer and the Title Company that the person or persons executing the closing documents on behalf of Seller have full right, power and authority to do so, along with a certificate of good standing of Seller from the State in which the Property is located.

(i) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Seller, reasonably required by Buyer or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have Succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(j) Plans, Keys, Records, Etc. To the extent not previously delivered to and in the possession of Buyer, all Contracts, Plans and Specs, all keys for the Hotel (which keys shall be properly tagged for identification), all Records, including, without limitation, all Warranties, Licenses, Leases, FF&E Leases and Service Contracts for the Hotel.

(k) Closing Statements. Seller’s Closing Statement, and a certificate confirming the truth of Seller’s representations and warranties hereunder as of the Closing Date.

10.3 Buyer’s Deliveries. At Closing of the Hotel, Buyer shall deliver the following

(a) Purchase Price. The balance of the Purchase Price, adjusted for the adjustments provided for in Section 12.1, below, and less any sums to be deducted therefrom as provided in Section 2.4.

(b) Authority Documents. Certified copy of resolutions of the Board of Directors of Buyer authorizing the purchase of the Hotel contemplated by this Contract, and/or other evidence satisfactory to Seller and the Title Company that the person or persons executing the closing documents on behalf of Buyer have full right, power and authority to do so.

(c) Miscellaneous. Such other instruments as are contemplated by this Contract to be executed or delivered by Buyer, reasonably required by Seller or the Title Company, or customarily executed in the jurisdiction in which the Hotel is located, to effectuate the conveyance of property similar to the Hotel, with the effect that, after the Closing, Buyer will have succeeded to all of the rights, titles, and interests of Seller related to the Hotel and Seller will no longer have any rights, titles, or interests in and to the Hotel.

(d) Closing Statements. Buyer’s Closing Statement, and a certificate confirming the truth of Buyer’s representations and warranties hereunder as of the Closing Date.

(e) Key Money Release Agreement. Buyer shall deliver to Seller an irrevocable release of any interest or right it may have or acquire in the Key Money substantially in the form as attached hereto as Schedule 10.3 (e) (the “Key Money Release Agreement”) such that Seller shall be entitled to receive the Key Money from Manager unencumbered by Buyer or any other party.

ARTICLE XI

COSTS

All Closing costs shall be paid as set forth below:

11.1 Seller’s Costs. In connection with the sale of the Property contemplated under this Contract, Seller shall be responsible for all transfer and recordation taxes, including, without limitation, all transfer, sales, use or bulk transfer taxes or like taxes on or in connection with the transfer of the Personal Property constituting part of the Property pursuant to the Bill of Sale, in each case except as otherwise provided in Section 12 and all accrued taxes of Seller prior to Closing and income, sales and use taxes and other such taxes of Seller attributable to the sale of the Property to Buyer. Seller shall also be responsible for the costs and expenses of its attorneys, accountants, appraisers and other professionals, consultants and representatives. Seller shall also be responsible for payment of all prepayment penalties and other amounts payable in connection with the pay-off of any liens and/or indebtedness encumbering the Property. Seller shall also be responsible for all Pre-Opening Costs to the extent provided in Section 8.7.

11.2 Buyer’s Costs. In connection with the purchase of the Property contemplated under this Contract, Buyer shall be responsible for the costs and expenses of its attorneys, accountants and other professionals, consultants and representatives. Buyer shall also be responsible for the costs and expenses in connection with the preparation of its environmental report, any update to the survey and the costs and expenses of preparation of the title insurance commitment and the issuance of the title insurance policy contemplated by Article IV and the per page recording charges for the Deed (if applicable) and clerk’s fee for recording the Deed. Buyer shall be responsible for its share of costs related to the assignment and amendment of the Management Agreement or the termination of the Management Agreement and the execution of a new Management Agreement as provided in Article V.

ARTICLE XII

ADJUSTMENTS

12.1 Adjustments. Unless otherwise provided herein, at Closing, adjustments between the parties of income and expenses related to the Property shall be made as of the Effective Time, as set forth below. All of such adjustments and allocations shall be made in cash at Closing and shall be collected through and/or adjusted in accordance with the terms of the Management Agreement. Except as otherwise expressly provided herein, all apportionments and adjustments shall be made on an accrual basis in accordance with generally accepted accounting principles.

(a) Taxes. All real estate taxes, personal property taxes, or any other taxes and special assessments (special or otherwise) of any nature upon the Property levied, assessed or pending for the calendar year in which the Closing occurs (including the period prior to Closing, regardless of when due and payable) shall be prorated as of the Effective Time and, if no tax bills or assessment statements for such calendar year are available, such amounts shall be estimated on the basis of the best available information for such taxes and assessments that will be due and payable on the Hotel for the calendar year in which Closing occurs.

(b) Utilities. All suppliers of utilities shall be instructed to read meters or otherwise determine the charges owing as of the Effective Time for services prior thereto, which charges shall be allocated to Seller. Charges accruing after Effective Time shall be allocated to Buyer. Buyer shall not be charged and Seller shall not be credited, for any utility tap-on charges.

(c) Accounts. All working capital accounts, reserve accounts and escrow accounts (including all FF&E accounts), petty cash, cash in cash registers and cash in vending machines but excluding amounts held in tax and insurance escrow accounts and utility deposits to the extent excluded from the definition of Deposits) held by or on behalf of Seller, the Manager or the Manager with respect to the Hotel shall become the property of Buyer at Closing without Buyer being required to fund the same.

(d) Advance Deposits, etc. All income generated by the Hotel, including receipts from guest room or suite rentals, all prepaid rentals, room rental deposits, and all other deposits for advance registration, banquets or services, whether attributable to the period before the Effective Time or to the period after the Effective Time, shall be credited to Buyer.

(e) Other Costs. All other costs attributable to the period before the Effective Time, including the cost of property and liability insurance and all Pre-Opening Costs, shall be allocated to Seller (subject to the limitations provided in Section 8.7), and all costs attributable to the period after the Effective Time shall be allocated to Buyer.

12.2 Reconciliation and Final Payment. Seller and Buyer shall reasonably cooperate after Closing to make a final determination of the allocations and prorations required under this Contract within one hundred twenty(l20) days after the Closing Date, or, in the case of a real estate tax proration, as soon as is reasonably practical. Upon the final reconciliation of the allocations and prorations under this Section, the party which owes the other party any sums hereunder shall pay such party such sums within ten (10) days after the reconciliation of such sums. The obligations to calculate such prorations, make such reconciliations and pay any such sums shall survive the Closing.

12.3 Employees. Unless Buyer expressly agrees otherwise, none of the employees of the Hotel shall become employees of Buyer, as of the Closing Date; instead, such employees shall continue as employees of the Manager. Seller shall not give notice under any applicable federal or state plant closing or similar act, including, if applicable, the Worker Adjustment and Retraining Notification Provisions of 29 U.S.C., Section 2102, the parties having agreed that a mass layoff, as that term is defined in 29 U.S.C., 2101(a)(3), will not have occurred. Any liability for payment of all wages, salaries and benefits, including, without limitation, accrued vacation pay, sick leave, bonuses, pension benefits, COBRA rights, and other benefits accrued or earned by and due to employees at the Hotel through the Effective Time, together with F.I.C.A., unemployment and other taxes and benefits due with respect to such employees for such period, shall be charged to Seller, in accordance with the Management Agreement, for the purposes of the adjustments to be made as of the Effective Time. All liability for wages, salaries and benefits of the employees accruing in respect of and attributable to the period from and after Closing shall be charged to Buyer, in accordance with the Management Agreement. To the extent applicable, all such allocations and charges shall be adjusted in accordance with the provisions of the Management Agreement.

ARTICLE XIII

CASUALTY AND CONDEMNATION

13.1 Risk of Loss; Notice. Prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, all risk of loss to the Property (whether by casualty, condemnation or otherwise) shall be borne by Seller. In the event that (a) any loss or damage to the Hotel shall occur prior to the Closing Date as a result of fire or other casualty, or (b) Seller receives notice that a governmental authority has initiated or threatened to initiate a condemnation proceeding affecting the Hotel, Seller shall give Buyer immediate written notice of such loss, damage or condemnation proceeding (which notice shall include a certification of (i) the amounts of insurance coverages in effect with respect to the loss or damage and (ii) if known, the amount of the award to be received in such condemnation).

13.2 Buyer’s Termination Right. If, prior to Closing and the delivery of possession of the Property to Buyer in accordance with this Contract, (a) any condemnation proceeding shall be pending against a substantial portion of the Hotel or (b) there is any substantial casualty loss or damage to the Hotel, Buyer shall have the option to terminate this Contract, provided Buyer delivers written notice to Seller of its election within twenty (20) days after the date Seller has delivered Buyer written notice of any such loss, damage or condemnation as provided above, and in such event, the Earnest Money Deposit, and any interest thereon, shall be delivered to Buyer and thereafter, except as expressly set forth herein, no party shall have any further obligation or liability to the other under this Contract. In the context of condemnation, “substantial”shall mean condemnation of such portion of the Hotel (or access thereto) as could, in Buyer’s reasonable judgment, render use of the remainder impractical or unfeasible for the uses herein contemplated, and, in the context of casualty loss or damage, “substantial”shall mean a loss or damage in excess of One Million and No/110 Dollars ($1,000,000.00) in value.

13.3 Procedure for Closing. If Buyer shall not timely elect to terminate this Contract under Section 13.2 above, or if the loss, damage or condemnation is not substantial, Seller agrees to pay to Buyer at the Closing all insurance proceeds or condemnation awards which Seller has received as a result of the same, plus an amount equal to the insurance deductible, and assign to Buyer all insurance proceeds and condemnation awards payable as a result of the same, in which event the Closing shall occur without Seller replacing or repairing such damage. In the case of damage or casualty, at Buyer’s election, Seller shall repair and restore the Property to its condition immediately prior to such damage or casualty and shall assign to Buyer all excess insurance proceeds.

ARTICLE XIV

DEFAULT REMEDIES

14.1 Buyer Default. If Buyer defaults under this Contract after the Review Period, and such default continues for ten (10) days following written notice from Seller, then at Seller’s election by written notice to Buyer and as Seller’s sole and exclusive remedies on account of such default, either (i) this Contract shall be terminated and of no effect, in which event the Earnest Money Deposit, including any interest thereon, shall be paid to and retained by the Seller as Seller’s as liquidated damages for Buyer’s default or failure to close, and both Buyer and Seller shall thereupon be released from all obligations hereunder or (ii) Seller may treat this Contract as being in full force and effect and seek to specifically enforce Buyer’s obligation to purchase the Property pursuant to the terms of this Contract.

14.2 Seller Default. If Seller defaults under this Contract, and such default continues for ten (10) days following written notice from Buyer, Buyer may elect, as Buyer’s sole and exclusive remedy, either (i) to terminate this Contract by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Earnest Money Deposit, including any interest thereon, shall be returned to the Buyer, and Seller shall reimburse

Buyer for all reasonable third party costs attributable to Buyer’s investigation of the Property and thereafter both the Buyer and Seller shall thereupon be released from all obligations with respect to this Contract, except as otherwise expressly provided herein; or (ii) to treat this Contract as being in full force and effect by written notice to Seller delivered to Seller at any time prior to the completion of such cure, in which event the Buyer shall have the right to an action against Seller for damages (excluding consequential damages based upon allegations that default by Seller under this Agreement negatively affected the purchase price under any other contracts pursuant to which Buyer purchased property from Affiliates of Seller), specific performance and all other rights and remedies available at law or in equity.

14.3 Attorney’s Fees. Anything to the contrary herein notwithstanding, if it shall be necessary for either the Buyer or Seller to employ an attorney to enforce its rights pursuant to this Contract because of the default of the other party, and the non-defaulting party is successful in enforcing such rights, then the defaulting party shall reimburse the non-defaulting party for the non-defaulting party’s reasonable attorneys’ fees, costs and expenses.

ARTICLE XV

NOTICES

All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next Business Day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) Business Days after it is posted with the US. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	c/o Apple REIT Eight, Inc.
814 East Main Street
Richmond, Virginia 23219
Attention: Justin Knight
Fax No.: (804) 344-8129

with a copy to:	c/o Apple REIT Eight, Inc.
814 East Main Street
Richmond, Virginia 23219
Attention: Dave Buckley
Fax No.: (804) 727-6349

If to Seller:	Grove Street Orlando, LLC
One Overton Park
3625 Cumberland Boulevard
Suite 400
Atlanta, GA 30339
Attention: James M. Stormont, Jr.
Fax No.: 770-818-4101

with a copy to:	Sheley & Hall, P.C.
303 Peachtree street
Suite 4440
Atlanta, GA 30308
Attn: Raymond P. Sheley, Esq.
Fax No: 404-880-1351

Addresses may be changed by the parties hereto by written notice in accordance with this Section.

ARTICLE XVI

MISCELLANEOUS

16.1 Performance. Time is of the essence in the performance and satisfaction of each and every obligation and condition of this Contract.

16.2 Binding Effect: Assignment. This Contract shall be binding upon and shall inure to the benefit of each of the parties hereto, their respective successors and assigns.

16.3 Entire Agreement. This Contract and the Exhibits constitute the sole and entire agreement between Buyer and Seller with respect to the subject matter hereof. No modification of this Contract shall be binding unless signed by both buyer and Seller.

16.4 Governing Law. The validity, construction, interpretation and performance of this Contract shall in all ways be governed and determined in accordance with the laws of the State of Florida (without regard to conflicts of law principles).

16.5 Captions. The captions used in this Contract have been inserted only for purposes of convenience and the same shall not be construed or interpreted so as to limit or define the intent or the scope of any part of this Contract.

16.6 Confidentiality. Except as either party may reasonably determine is required by law (including without limitation laws and regulations applicable to Buyer or its Affiliates who may be public companies): (i) prior to Closing, Buyer and Seller shall not disclose the existence of this Contract or their respective intentions to purchase and sell the Property or generate or participate in any publicity or press release regarding this transaction, except to Buyer’s and Seller’s legal counsel and lenders, Buyer’s consultants and agents, the Manager, the Manager and the Title Company and except as necessitated by Buyer’s Due Diligence Examination and/or shadow management, unless both Buyer and Seller agree in writing and as necessary to effectuate the transactions contemplated hereby and (ii) following Closing, the parties shall coordinate any public disclosure or release of information related to the transactions contemplated by this Contract, and no such disclosure or release shall be made without the prior written consent of Buyer, and no press release shall be made without the prior written approval of Buyer and Seller.

16.7 Closing Docutnents. To the extent any Closing documents are not attached hereto at the time of execution of this Contract, Buyer and Seller shall negotiate in good faith with respect to the form and content of such Closing documents prior to Closing.

16.8 Counterparts. This Contract may be executed in counterparts by the parties hereto, and by facsimile signature, and each shall be considered an original and all of which shall constitute one and the same agreement.

16.9 Severability. If any provision of this Contract shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Contract but shall be confined in its operation to the provision or provisions hereof directly involved in the controversy in which such judgment shall have been rendered, and this Contract shall be construed as if such provision had never existed, unless such construction would operate as an undue hardship on Seller or Buyer or would constitute a substantial deviation from the general intent of the parties as reflected in this Contract.

16.10 Interpretation. For purposes of construing the provisions of this Contract, the singular shall be deemed to include the plural and vice versa and the use of any gender shall include the use of any other gender, as the context may require.

16.11 (Intentionally Omitted).

16.12 Further Acts. In addition to the acts, deeds, instruments and agreements recited herein and contemplated to be performed, executed and delivered by Buyer and Seller, Buyer and Seller shall perform, execute and deliver or cause to be performed, executed and delivered at the Closing or after the Closing, any and all further acts, deeds, instruments and agreements and provide such further assurances as the other party or the Title Company may reasonably require to consummate the transaction contemplated hereunder.

16.13 Joint and Several Obligations. If Seller consists of more than one person or entity, each such person or entity shall be jointly and severally liable with respect to the obligations of Seller under this Contract.

[Signatures Begin on Following Page]

IN WITNESS WHEREOF, this Contract has been executed, to be effective as of the date first above written, by the Buyer and Seller.

SELLER:

GROVE STREET ORLANDO, LLC, a Georgia limited liability company

By:	GSP Orlando, LLC its managing member

	By:	/s/ Kevin M. Kern
	Name:	Kevin M. Kern
	Title:	Manager

[Signatures continue on the next page]

BUYER:

APPLE EIGHT HOSPITALITY, INC., a Virginia corporation

By:	/s/ Dave Buckley
Name:	Dave Buckley
Title:	Vice President

EXHIBIT A

LEGAL DESCRIPTION

A portion of Lot 1, SHADOW WOOD, according to the plat thereof, as recorded in Plat Book 27, Pages 71 and 72, Public Records of Orange County, Florida, lying in Section 7, Township 24 South, Range 29 East, Orange County, Florida, being more particularly described as follows:

BEGIN at the southeast corner of said Lot 1; said corner being a point on a non-tangent curve, concave northwesterly, having a radius of 7854.33 feet and a central angle of 00°03'12", thence run southwesterly, along the southerly boundary line of said Lot 1, the following courses and distances; on a tangent bearing of S 85°56'14" W, run 7.07 feet along the arc of said curve to the point of reverse curvature with a curve, concave southeasterly, having a radius of 3060.00 feet and a central angle of 10°06'43"; thence run, southwesterly along the arc of said curve, a distance of 540.05 feet; thence, departing the southerly boundary line of said Lot 1, run N 14°07'17" W, a distance of 54.71 feet; thence run N 00°02'46" W, a distance of 594.52 feet to a point of curvature of a curve, concave westerly, having a radius of 2626.83 feet and a central angle of 02°44'16"; thence run northerly, along the arc of said curve, a distance of 125.52 feet to a point; thence run 89°40'06" E, a distance of 552.60 feet to a point on the east boundary line of said Lot 1; thence run S 00°19'54" E, along the east boundary line of said Lot 1, a distance of 690.77 feet to the WINT OF BEGINNING

EXHIBIT B

(Intentionallv Omitted)

EXHIBIT C

(Intentionallv Omitted)

EXHIBIT D

(Intentionally Omitted)

EXHIBIT E

ENVIRONMENTAL REPORTS

Phase 1 Environmental Site Assessment dated April 13, 2007, prepared by EE&G Environmental Services LLC.

EXHIBIT F

(Intentionally Omitted)

EXHIBIT G

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) made the      day of September, 2007, by and among GROVE STREET ORLANDO, LLC, a Georgia limited liability company, (“Seller”), APPLE EIGHT HOSPITALITY, INC., a Virginia corporation, or its assigns (“Buyer”), and LANDAMERICA -AMERICAN TITLE (“Escrow Agent”).

R E C I T A L S

WHEREAS, pursuant to the provisions of Section 2.5 of that certain Purchase Contract dated September     , 2007 (the “Contract”) between Seller and Buyer (the “Paxties”), the Parties have requested Escrow Agent to hold in escrow in accordance with the provisions, upon the terms, and subject to the conditions, of this Agreement, the Earnest Money Deposit (as defined in the Contract); and

WHEREAS, the Earnest Money Deposit shall be delivered to Escrow Agent in accordance with the terms of the Contract and this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties hereto agree as follows:

1. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement. The Escrow Agent hereby acknowledges receipt of the Earnest Money Deposit. Escrow Agent shall invest the Earnest Money Deposit as directed by Seller pursuant to the terms of the Contract.

2. Subject to the rights and obligations to transfer, deliver or otherwise dispose of the Earnest Money Deposit, Escrow Agent shall keep the Earnest Money Deposit in Escrow Agent’s possession pursuant to this Agreement.

3. A. Buyer shall be entitled to an immediate return of the Earnest Money Deposit at any time prior to the expiration of the Review Period (as defined in Section 3.1 of the Contract) by providing written notice to Escrow Agent stating that Buyer has elected to terminate the Contract pursuant to Section 3.1.

B. If at any time after the expiration of the Review Period, Buyer claims entitlement to all or any portion of the Earnest Money Deposit, Buyer shall give written notice to Escrow Agent stating that Seller has defaulted in the performance of its obligations under the Contract beyond the applicable grace period, if any, or that Buyer is otherwise entitled to the return of the Earnest Money Deposit or applicable portion thereof and shall direct Escrow Agent to return the Earnest Money Deposit or applicable portion thereof to Buyer (the “Buyer’s Notice”). Escrow Agent shall promptly deliver a copy of Buyer’s Notice to Seller. Seller shall have five (5) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Earnest Money Deposit or applicable portion thereof to Buyer (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Earnest Money Deposit or applicable portion thereof to Buyer. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Earnest Money Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

C. If, at any time after the expiration of the Review Period, Seller claims entitlement to the Earnest Money Deposit or applicable portion thereof, Seller shall give written notice to Escrow Agent stating that Buyer has defaulted in the performance of its obligations under the Contract, and shall direct Escrow Agent to release the Earnest Money Deposit or applicable portion thereof to Seller (the “Seller’s Notice”). Escrow Agent shall promptly deliver a copy of Seller’s Notice to Buyer. Buyer shall have five (5) business days after receipt of the copy of Seller’s Notice to deliver written notice to Escrow Agent and Seller objecting to the release of the Earnest Money Deposit or applicable portion thereof to Seller (“Buyer’s Objection Notice”). If Escrow Agent does not receive a timely Buyer’s Objection Notice, Escrow Agent shall release the Earnest Money Deposit or applicable portion thereof to Seller. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Earnest Money Deposit or applicable portion thereof only upon receipt of, and in accordance with, written instructions signed by Buyer and Seller, or the final order of a court of competent jurisdiction.

4. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by and of the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

5. A. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

B. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

C. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

6. A. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Earnest Money Deposit shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Earnest Money Deposit as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Earnest Money Deposit is released in accordance with clause (B) below, in each case, without liability or responsibility.

B. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Earnest Money Deposit with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Earnest Money Deposit, Escrow Agent may deposit the Earnest Money Deposit with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

7. All notices required herein shall he deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the party specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowledged:

If to Buyer:	C/O Apple REIT Eight, Inc.
814 East Main Street
Richmond, Virginia 23219
Attention: Justin Knight
Fax No.: (804) 344-8129

with a copy to:	c/o Apple REIT Eight, Inc.
814 East Main Street
Richmond, Virginia 23219
Attention: Dave Buckley
Fax No.: (804) 727-6349

If to Seller:	Grove Street Orlando, LLC
One Overton Park
3625 Cumberland Boulevard
Suite 400
Atlanta, GA 30339
Attention: James M. Stormont, Jr.
Fax No.: 770-818-4101

with a copy to:	Sheley & Hall, P.C.
303 Peachtree street
Suite 4440
Atlanta, GA 30308
Attn: Raymond P. Sheley, Esq.
Fax No: 404-880-1351

If to Escrow Agent:	LandAmerica American Title Company - 1951
2505 N. Plano Road, Ste. 3100
Richardson, Texas 75082
Attn: Debby S. Moore
Fax No.: (214) 570-0210

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

8. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

9. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

[Signature on Next Page]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

GROVE STREET ORLANDO, LLC, a Georgia limited liability company

By: GSP Orlando, LLC its managing member

By:
Name:
Title:

BUYER:

APPLE EIGHT HOSPITALITY, INC., a Virginia corporation

By:
Name:
Title:

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE

By:
Name:
Title:

EXHIBIT H

CONSTRUCTION WARRANTY

The Contractor hereby warrants to Seller and Buyer that all materials and equipment furnished with respect to the Property are new and the work performed by the Contractor with respect to the Property is of good and workmanlike quality, free from faults and defects, and in conformance with all contract documents. Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective. The foregoing warranty excludes remedy for damage or defect caused by abuse, modifications not executed by the Contractor, improper or insufficient maintenance, improper operation, or normal wear and tear and normal usage. If required by Seller or Buyer, the Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

The Contractor hereby guarantees to Seller and Buyer all work performed and materials and equipment furnished with respect to the Property against defects in materials and workmanship for a period of one year from the date of substantial completion of the entire Property, or for a longer period if so specified in the contract documents.

The Contractor shall, within a reasonable time after receipt of written notice thereof, and without reimbursement under the construction contract, make good any defects in materials, equipment and workmanship which may develop within periods for which said material, equipment and workmanship are guaranteed and make good any damage to other work caused by the repairing of such defects.

EXHIBIT I

(Intentionally Omitted)

EXHIBIT J

MANAGEMENT AGREEMENTS

SCHEDULE 8.16

Form of Post-Closing Agreement

POST-CLOSING ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”) is made as of                              by and among GROVE STREET ORLANDO, LLC, a Georgia limited liability company (“Seller”); APPLE EIGHT HOSPITALITY, INC., a Virginia corporation (“Buyer”; collectively with Seller, the “Parties”); and LANDAMERICA AMERICAN TITLE COMPANY (“‘Escrow Agent”).

RECITALS

A. Pursuant to the Purchase Contract dated                              (the “Purchase Contract”) among Seller and Buyer, Seller agreed to sell and Buyer agreed to purchase certain hotel property, more particularly described therein. Unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings as set forth in the Purchase Contract.

B. The Parties have agreed to place a portion of the Purchase Price in escrow with Escrow Agent upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties and Escrow Agent agree as follows:

Appointment of Escrow Agent. Seller and Buyer hereby appoint Escrow Agent to serve as escrow agent hereunder, and the Escrow Agent agrees to act as escrow agent hereunder in accordance with the provisions, upon the terms and subject to the conditions of this Agreement.

1. The Deposit. Upon the closing of the transactions contemplated by the Purchase Contract, the sum of Five Hundred Thousand and 001100 Dollars ($500,000.00) (the “Deposit”) shall be withheld from the Purchase Price otherwise payable to Seller at Closing and shall be delivered to Escrow Agent. Subject to the rights and obligations of the Parties to direct the investment, transfer, delivery or otherwise disposition of the Deposit pursuant to this Agreement, Escrow Agent shall keep the Deposit and all interest thereon and other sums earned from investments thereof (collectively, the “Escrowed Funds”) in Escrow Agent’s possession, in escrow, pursuant to this Agreement. Escrow Agent shall invest the Deposit as mutually agreed by the Parties. Any interest or other sums earned on investments of the Deposit shall belong solely to Seller.

2. Disbursement of Escrowed Funds. The Escrowed Funds shall be disbursed to pay for any sums owed by Seller to Buyer pursuant to Section 8.16 and/or 12.1 of the Purchase Contract. The Escrowed Funds shall be held by Escrow Agent for a period of one (1) year after the Closing. All Escrowed Funds held by Escrow Agent at the end of such one-year period, and which are not claimed by Buyer pursuant to the mechanism set forth in Section 4 below, shall be returned to Seller.

3.	Procedure for Claiming Escrowed Funds.

If, at any time and from time to time, Buyer claims entitlement to any of the Escrowed Funds, Buyer shall give written notice to Escrow Agent stating the amount of the Escrowed Funds required to be disbursed in accordance with the terms of this Agreement, the nature of the claim and such other documentation as may be necessary to allow Seller to verify the claim, and shall direct Escrow Agent to release such Escrowed Funds to the Buyer (the “Buyer’s Notice”) with a copy of such Buyer’s Notice to Seller. Seller shall have five (5) business days after receipt of the copy of Buyer’s Notice to deliver written notice to Escrow Agent and Buyer objecting to the release of the Escrowed Funds (“Seller’s Objection Notice”). If Escrow Agent does not receive a timely Seller’s Objection Notice, Escrow Agent shall release the Escrowed Funds or applicable portion thereof to Buyer or the third pasty, as applicable. If Escrow Agent does receive a timely Seller’s Objection Notice, Escrow Agent shall release the Escrowed Funds only upon receipt of, and in accordance with, written instructions signed by Seller and Buyer, or the final order of a court of competent jurisdiction.

4.	Limitations on Liability and Duties of Escrow Agent.

B. In the performance of its duties hereunder, Escrow Agent shall be entitled to rely upon any document, instrument or signature purporting to be genuine and purporting to be signed by the Parties or their successors unless Escrow Agent has actual knowledge to the contrary. Escrow Agent may assume that any person purporting to give any notice or instructions in accordance with the provisions hereof has been duly authorized to do so.

C. Escrow Agent shall not be liable for any error of judgment, or any action taken or omitted to be taken hereunder, except in the case of Escrow Agent’s willful, bad faith misconduct or negligence, nor shall Escrow Agent be liable for the conduct or misconduct of any employee, agent or attorney thereof. Escrow Agent shall be entitled to consult with counsel of its choosing and shall not be liable for any action suffered or omitted in accordance with the advice of such counsel.

D. In addition to the indemnities provided below, Escrow Agent shall not be liable for, and each of the Parties jointly and severally hereby indemnify and agree to save harmless and reimburse Escrow Agent from and against all loss, cost, liability, damage and expense, including outside counsel fees in connection with its acceptance of, or the performance of its duties and obligations under, this Agreement, including the costs and expenses of defending against any claim arising hereunder unless the same are caused by the willful, bad faith misconduct or negligence of Escrow Agent.

E. Escrow Agent shall not be bound or in any way affected by any notice of any modification or cancellation of this Agreement, or of any fact or circumstance affecting or alleged to affect rights or liabilities hereunder other than as is herein set forth, or affecting or alleged to affect the rights and liabilities of any other person, unless notice of the same is delivered to Escrow Agent in writing, signed by the proper parties to Escrow Agent’s satisfaction and, in the case of modification, unless such modification shall be approved by Escrow Agent in writing.

F. Escrow Agent and any successor escrow agent, as the case may be, may resign his or its duties and be discharged from all obligations hereunder at any time upon giving five (5) days’ prior written notice to each of the Parties hereto. The Parties hereto will thereupon jointly designate a successor escrow agent hereunder within said five (5) day period to whom the Escrowed Funds shall be delivered. In default of such a joint designation of a successor escrow agent, Escrow Agent shall retain the Escrowed Funds as custodian thereof until otherwise directed by the Parties hereto, jointly, or until the Escrowed Funds is released in accordance with subsection (f) below, in each case, without liability or responsibility.

G. Anything in this Agreement to the contrary notwithstanding, (i) Escrow Agent, on notice to the Parties hereto, may take such other steps as the Escrow Agent may elect in order to terminate its duties as Escrow Agent hereunder, including, but not limited to, the deposit of the Escrowed Funds with a court of competent jurisdiction in the Commonwealth of Virginia and the commencement of an action of interpleaders, and (ii) in the event of litigation between any of the Parties with respect to the Escrowed Funds, Escrow Agent may deposit the Escrowed Funds with the court in which said litigation is pending and, in any such event, Escrow Agent shall be relieved and discharged from any liability or responsibility to the Parties hereto. Escrow Agent shall not be under any obligation to take any legal action in connection with this Agreement or its enforcement or to appear in, prosecute or defend any action or legal proceeding which, in the opinion of Escrow Agent, would or might involve Escrow Agent in any cost, expense, loss, damage or liability, unless and as often as requested, Escrow Agent shall be furnished with security and indemnity satisfactory to Escrow Agent against all such costs, expenses (including attorney’s fees), losses, damages and liabilities.

8. Notices. All notices required herein shall be deemed to have been validly given, as applicable: (i) if given by telecopy, when the telecopy is transmitted to the party’s telecopy number specified below and confirmation of complete receipt is received by the transmitting party during normal business hours or on the next business day if not confirmed during normal business hours, (ii) if hand delivered to a party against receipted copy, when the copy of the notice is receipted or rejected, (iii) if given by certified mail, return receipt requested, postage prepaid, two (2) business days after it is posted with the U.S. Postal Service at the address of the pasty specified below or (iv) on the next delivery day after such notices are sent by recognized and reputable commercial overnight delivery service marked for next day delivery, return receipt requested or similarly acknowIedged:

If addressed to Seller, to:

Grove Street Orlando, LLC

One Overton Park

3625 Cumberland Boulevard

Suite 400

Atlanta, GA 30339

Attention: James M. Stormont, Jr

Fax No.: 770-818-4101

with a copy to:

Sheley & Hall, P.C.

303 Peachtree street

Suite 4440

Atlanta, GA 30308

Attn: Raymond P. Sheley, Esq.

Fax No: 404-880-1351

(ii)	If addressed to Buyer, to:

Apple Eight Hospitality, Inc.

8214 East Main Street

Richmond, Virginia 23219

Attn: Sam Reynolds

Fax No.: (804) 344-8129

(iii)	If addressed to Escrow Agent, to:

LandAmerica American Title Company

8201 Preston Road, Suite 280

Dallas, Texas 75225

Attn: David Long

Fax No.: (214) 368-0039

or such other address or addresses as may be expressly designated by any party by notice given in accordance with the foregoing provisions and actually received by the party to whom addressed.

9. Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which, together, shall constitute one and the same Agreement.

10. Successors and Assigns. The covenants, conditions and agreements contained in this Agreement shall bind and inure to the benefit of each of the Parties hereto and their respective successors and assigns.

[Signatures begin on next page]

IN WITNESS WHEREOF the Parties have executed this Agreement as of the day and year first above written.

SELLER:

GROVE STREET ORLANDO, LLC, a Georgia limited liability company

By: GSP Orlando, LLC its managing member

By:
Name:
Title:

BUYER:

APPLE EIGHT HOSPITALITY, INC., a Virginia corporation
By:
Name:
Title:

ESCROW AGENT:

LANDAMERICA AMERICAN TITLE COMPANY

By:
Name:
Title:

SCHEDULE 10.2(a)

Form of Limited Warranty Deed

Prepared by and return to:

SPECIAL WARRANTY DEED

THIS INDENTURE, made by GROVE STREET ORLANDO, LLC, a Georgia limited liability company, whose address is c/o Grove Street Partners, LLC, One Overton Park, 3625 Cumberland Boulevard, Suite 400, Atlanta, GA 30339 (hereinafter called “Grantor”), hereby conveys with limited warranty covenants to APPLE EIGHT HOSPITALITY, INC, a Virginia corporation, whose address is c/o Apple REIT Eight, Inc., 814 East Main Street, Richmond, Virginia 23219 (hereafter called (“Grantee”), for the sum of Ten and No/100 Dollars ($10.00), the land, buildings and improvements which land is described on Exhibit A hereto (said land, building and improvements being collectively referred to as the “Property”). Together with all and singular the hereditaments and appurtenances thereunto belonging, or in any wise appertaining; and the reversion or reversions, remainder or remainders, rents, issues, and profits thereof; and all the estate, right, title, interest, claim, or demand whatsoever, of Grantor, either in law or in equity, of, in, and to the Property, with the said hereditaments and appurtenances.

The Property is conveyed subject to the rights of all tenants or lessees or other persons in possession and subject to all matters set out on Exhibit B hereto, and Grantor will warrant and forever defend the title to the Property against the lawful claims and demands of persons claiming by, through, or under Grantor, except as aforesaid, but against none other. Grantor makes no other warranties or covenants.

IN WITNESS WHEREOF, Grantor has executed this limited warranty deed this      day of                     ,2009.

Witnessed:	GROVE STREET ORLANDO, LLC, a Georgia limited liability company

Signature	GSP Orlando, LLC, a Georgia limited liability company, its managing member

Printed Name	By:
Name:
Title:
Signature

Printed Name

STATE OF                                          )

                                                               ) ss.:

COUNTY OF                                      )

On this      day of                     , 2009 before me personally came                             ,to me known, who being by me duly sworn, did depose and say that he is                          of GSP Orlando, LLC, a Georgia limited liability company, sole member of Grove Street Orlando, LLC, a Georgia limited liability company which signed the foregoing instrument and that he signed his name thereto as the act and deed of said                              for the use and purposes therein mentioned.

Notary Public

My Commission expires:

Exhibit A to the Limited Warranty Deed

Legal Description

Exhibit B to the Limited Warranty Deed

Permitted Exceptions

SCHEDULE 10.2(b)

Form of Bill of Sale

BILL OF SALE

THIS BILL OF SALE (“Bill of Sale) is made this      day of                     , 2007, by GROVE STREET ORLANDO, a Georgia limited liability company (“Seller”), in favor of APPLE EIGHT HOSPITALITY, INC., a Virginia corporation (“Purchaser”).

WITNESSETH:

WHEREAS, Seller and Purchaser entered into that certain Agreement of Sale dated as of September , 2007 (“Agreement”) with respect to the sale of that certain real property identified on Exhibit A and the improvements located thereon (all of such improvements and real property collectively hereinafter referred to as the “Real Property.” (Any term with its initial letter capitalized and not otherwise defined herein shall the meaning set forth in the Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby absolutely and unconditionally give, grant, bargain, sell, transfer, set over, assign, convey, release, confirm and deliver to Purchaser all of Seller’s right, title and interest in and to those certain items of personal property described on Exhibit B attached hereto and made a part hereof relating to the Property (the “Personal Property”), without representation or warranty of any kind whatsoever except as set forth in and subject to the terms of the Agreement. Seller represents and warrants that it owns the Personal Property free and clear of all liens and encumbrances and that it has the full right and authority to convey the Personal Property to Purchaser.

WITH RESPECT TO ALL MATTERS TRANSFERRED, WHETHER TANGIBLE OR INTANGIBLE, PERSONAL OR REAL, SELLER EXPRESSLY DISCLAIMS A WARRANTY OF MERCHANTABILITY AND WARRANTY FOR FITNESS FOR A PARTICULAR USE OR ANY OTHER WARRANTY EXPRESSED OR IMPLIED THAT MAY ARISE BY OPERATION OF LAW OR UNDER THE UNIFORM COMMERCIAL CODE FOR THE STATE IN WHICH THE PROPERTY IS LOCATED (OR ANY OTHER STATE), EXCEPT TO THE EXTENT SPECIFICALLY STATED HEREIN.

This Bill of Sale shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of Purchaser and Seller.

This Bill of Sale shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of Florida.

Dated: ,2007
GROVE STREET ORLANDO, a Georgia limited liability company

	By:	GSP Orlando, LLC, a Georgia limited
liability company, its managing member

By:
Name:
Title:

Exhibit A to the Bill of Sale

Legal Description

SCHEDULE 10.2(c)

Form of Assignment of Hotel Contracts

[To be provided]

SCHEDULE 10.2(d)

Form of FIRPTA and 1099

FIRPTA CERTIFICATE

CERTIFICATE REGARDING FOREIGN INVESTMENT

IN REAL PROPERTY TAX ACT

(ENTITY TRANSFEROR)

Section 1445 of the Internal Revenue Code provides that a transferee (purchaser) of a U.S. real property interest must withhold tax if the transferor (seller) is a foreign person. For U.S. tax purposes (including section 1445), the owner of a disregarded entity (which has legal title to a U. S., real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee (purchaser) that withholding of tax is not required upon the disposition of a U.S. real property interest by GROVE STREET ORLANDO, LLC, a Georgia limited liability company (“Transferor”) Transferor hereby certifies:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations)

2. Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii);

3. Transferor’s Federal Employer Identification Number is

4. Transferor’s office address is:	c/o of Grove Street Partners, LLC
One Overton Park
3625 Cumberland Boulevard
Suite 400
Atlanta, GA 30339

5. The address or description of the property which is the subject matter of the disposition is:

Transferor understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor declares that it has examined this certification and to the best of its knowledge and belief, it is true, correct and complete, and further declares that the individual executing this certification on behalf of Transferor has full authority to do so.

[Signatures begin on next page]

DATED: ,2007
GROVE STREET ORLANDO, LLC, a
Georgia limited liability company

	By:	GSP Orlando, LLC, a Georgia limited
liability company, its managing member

By:
Name:
Title:

Exhibit A to the FIRPTA

Legal Description

SCHEDULE 10.3(e)

Form of Key Money Release Agreement

[To be provided]